EXHIBIT 4.20.3

Consent Request and Waiver Approval Letter regarding the Second Amended and Restated Agreement, dated March 29, 2017

To:     ING Bank N.V. as Agent
Agency Department
Location Code AMP H.02.007
P.O. Box 1800
1000 BV Amsterdam, The Netherlands
Attn:     Judith Budhoo, Agency Department
6 March 2017
Consent Request
USD1,450,000,000 senior secured credit facility agreement originally dated 20 March 2013 (as amended from time to time) between, among others, Seadrill Tellus Limited and Seadrill Vela Hungary Kft. as borrowers and ING Bank N.V. as agent (the “Facility Agreement”)

1.
We write to you as Parent on our own behalf and on behalf of the other Obligors pursuant to clause 2.3 (Parent’s Authority) of the Facility Agreement and in your capacity as Agent under the Facility Agreement. Capitalised terms used in this letter shall, unless otherwise stated, have the same meaning as assigned to them in the Facility Agreement.

2.
As you know, we are contemplating a refinancing and amendment process in respect of the Group’s syndicated facility agreements listed in Schedule 1 to this letter (the “Group Facility Agreements”) and certain of the Group’s other financing arrangements.

3.	We refer to:

(A)	the waiver approval letter in respect of the Facility Agreement dated 28 April 2016 (the “Waiver Approval Letter”); and

(B)	the Maturing Facility Agreements (as defined in Schedule 1).

4.
Pursuant to the Waiver Approval Letter, it was agreed (amongst other things) that the Parent would use reasonable endeavours to ensure that by no later than 30 April 2017 (the “Longstop Date”) the amendments contemplated in the amendment and extension requests presented for approval pursuant to paragraph 4(a)(iii) of the Waiver Approval Letter would become effective and the proposed recapitalisation of the Group would be implemented on terms satisfactory to the Required Lenders. This Longstop Date is set out at paragraph 4(a)(v) of the Waiver Approval Letter.

5.
Given that (i) the final maturity date of 30 April 2017 under the USD 450m Eminence Facility Agreement (as defined in Schedule 1) and Longstop Date of 30 April 2017 are now approaching, (ii) the Group refinancing process and related discussions remain ongoing and (iii) although we are aiming for the commercial terms of the refinancing to be agreed before 30 April 2017, it is unlikely that all aspects of the refinancing transaction will be completed before 30 April 2017, we are, therefore, seeking an extension of the Longstop Date to 31 July 2017 (together with certain other related amendments to the Waiver Approval Letter) and extensions of the tenors of the Maturing Facility Agreements. This will enable the commercial discussions to continue with a view to the refinancing being implemented as soon as possible.

Extension of R1 Longstop Date

6.
In light of the above and in accordance with clause 34.3 (Amendments, consents and waivers) of the Facility Agreement, we are seeking Required Lenders’ consent to the following amendments to the Waiver Approval Letter (“Request A”):

(A)	The longstop date of 30 April 2017 in paragraph 4(a)(v) of the Waiver Approval Letter to be amended to 31 July 2017.

(B)	Reference to “30 April 2017” in paragraph 5 of the Waiver Approval Letter to be amended to “31 July 2017”.

(C)
References to “30 June 2017” in paragraphs 7, 8 and 9 of Schedule 1 to the Waiver Approval Letter (which set out amendments to clause 22.2 (Leverage Ratio), clause 24.1 (Minimum Market Value) and clause 24.2 (Market Valuation of the Drillships) of the Facility Agreement respectively) to be amended to “30 September 2017”.

(D)
Reference to “1 July 2017” in paragraph 7 of Schedule 1 to the Waiver Approval Letter (which sets out amendments to clause 22.2 (Leverage Ratio) of the Facility Agreement) to be amended to “1 October 2017”.

(E)	The definition of “Deferral Date” in Schedule 3 to the Waiver Approval Letter to be amended to read as follows:
““Deferral Date” means the earliest to occur of:
(i)     5pm (CET) on 30 September 2017; and

(ii)
following the occurrence of a Deferral Date Event which is continuing, the time and date at which the Agent (acting on the instructions of the Required Lenders) issues a notice in writing to the Parent specifying the Deferral Date Event and stating that the Deferral Date has occurred and is continuing.”

7.
We propose that the effectiveness of the amendments to the Waiver Approval Letter set out in paragraph 6 above be conditional on equivalent amendments under the waiver approval letters dated 28 April 2016 in respect of the other Group Facility Agreements, ignoring for these purposes any condition to which those amendments are subject which is substantially equivalent to the condition set out in this paragraph 7.

8.	By consenting to Request A, with effect from the effectiveness of the amendments to the Waiver Approval Letter set out in paragraph 6 above each Lender also agrees that:

(A)
proposing, discussing, negotiating, agreeing and/or implementing any amendment request made by the Parent or any other person at any time prior to 31 July 2017 which involves negotiations with creditors with a view to rescheduling indebtedness will not be considered to constitute a Default under clause 25.6 (Insolvency) of the Facility Agreement; and

(B)
any consent provided pursuant to the consent request letter dated 24 February 2017 (the “Esmeralda Consent Request Letter”) to disapply potential defaults or events of default in clause 25.5 of the Facility Agreement related to the Esmeralda Dispute (as defined in the Esmeralda Consent Request Letter) and any consequences of the Esmeralda Dispute under the FMM Esmeralda Facility Agreement, the FINIMP Esmeralda Facility Agreement, the FINIMP Standby L/C, clause 24.5 (Cross default) of the PLSV I Facility and clause 24.5 (Cross default) of the PLSV II Facility (each as defined in the Esmeralda Consent Request Letter) shall be effective until the later of (i) 31 July 2017 and (ii) such later date (if any) to which the Agent may extend that date pursuant to the terms of the Waiver Approval Letter (as amended).

9.
In consideration for and with effect from the date of the amendments to the Waiver Approval Letter set out in paragraph 6 above, the Parent will undertake to the Agent on behalf of the Finance Parties that (save as the Agent (acting on the instructions of the Required Lenders) may otherwise agree in writing) it shall use its reasonable endeavours to cooperate with the Co-Com and Co-Com Advisors in relation to contingency planning in case a consensual restructuring is not achievable, including in relation to any scheme of arrangement or chapter 11 proceedings initiated by the Parent and/or any other member of the Group, subject always to the fiduciary and other duties of the boards of directors of the Parent and other members of the Group.

10.
We kindly ask that you liaise with the Lenders and request their consent to Request A by no later than 15 Business Days from the date of this letter. Please confirm that the Required Lenders have consented to Request A by delivering an approval letter to us in the form attached at Schedule 2 to this letter, for countersignature by us.

Extension of Maturing Facility Agreements

11.	We are also seeking via separate consent request letters sent on or about the date of this letter:

(A)	to the lenders under the USD 450m Eminence Facility Agreement:

(i)
an extension of the tenor of the USD 450m Eminence Facility Agreement to the earlier of (a) 15 August 2017 and (b) the business day immediately prior to the final maturity date under the USD 400m Seadrill Facility Agreement (as defined in Schedule 1); and

(ii)
an amendment to the amortisation profile of the facility under the USD 450m Eminence Facility Agreement such that the Facility continues to be repaid by consecutive quarterly repayments, but with a prepayment of the 19 June 2017 repayment on 19 May 2017, and a final bullet repayment of the remaining amount outstanding on the extended final maturity date described in paragraph (i) above;

(B)
to the lenders under the USD 400m Seadrill Facility Agreement, an extension of the tenor of the USD 400m Seadrill Facility Agreement to the earlier of (a) 31 August 2017 and (b) the business day immediately prior to the final maturity date under the USD 2bn NADL Facility Agreement (as defined in Schedule 1); and

(C)	to the lenders under the USD 2bn NADL Facility Agreement, an extension of the tenor of the USD 2bn NADL Facility Agreement to 14 September 2017,
((A), (B) and (C) above together the “Maturing Facility Extensions”).

12.
In consideration of the Maturing Facility Extension we are offering each lender under each of the USD 450m Eminence Facility Agreement, the USD 400m Seadrill Facility Agreement and the USD 2bn NADL Facility Agreement:

(A)	a fee of 20 basis points calculated on that lender’s available and outstanding commitment if all lender consent under the relevant facility is achieved; or

(B)
a fee of five basis points calculated on that lender’s available and outstanding commitment if the requested amendments are implemented by way of a scheme of arrangement or multiple schemes of arrangement,

(the “Extension Fees”).

13.
Pursuant to the Waiver Approval Letter, no agreement in respect of the extension of the final maturity date under the Maturing Facility Agreements can be entered into other than on terms satisfactory to the Required Lenders and the “Required Lenders”, “Required Majority” or “Majority Lenders” (as therein defined) under each other Group Facility Agreement.

14.
In light of the above and in accordance with clause 34.3 (Amendments, consents and waivers) of the Facility Agreement, we are seeking Required Lenders’ consent to the Maturing Facility Extensions (whether implemented following all lender consent under the USD 450m Eminence Facility Agreement, the USD 400m Seadrill Facility Agreement and the USD 2bn NADL Facility Agreement respectively or by way of scheme(s) of arrangement including any actions or ancillary orders associated with a scheme of arrangement)

and the Extension Fees (“Request B”). The effectiveness of the amendments to the USD 450m Eminence Facility Agreement, the USD 400m Seadrill Facility Agreement and the USD 2bn NADL Facility Agreement will be conditional on the “Required Lenders”, “Required Majority” or “Majority Lenders” under each other Group Facility Agreement also consenting to the relevant Maturing Facility Extension.

15.
By consenting to Request B, each Lender (notwithstanding any terms of the Finance Documents to the contrary) waives any and all rights, powers or remedies it may have to take any action under or in connection with the Facility Agreement as a result of or in relation to the proposal, sanction or implementation of any schemes of arrangement in respect of the Maturing Facility Extensions.

16.
We kindly ask that you liaise with the Lenders and request their consent to Request B by no later than 15 Business Days from the date of this letter. Please confirm that the Required Lenders have consented to Request B by delivering an approval letter to us in the form attached at Schedule 2 to this letter, for countersignature by us.

17.	Please let us know if you have any questions or require any further information in order to consider the matters described above.

Yours sincerely,

…………………………
for and on behalf of
Seadrill Limited
Schedule 1
Group Facility Agreements

1.	USD440,000,000 secured credit facility agreement originally dated 4 December 2012 between, amongst others, Seadrill Limited as borrower and Citibank International plc as agent;

2.	USD1,350,000,000 senior secured credit facility agreement originally dated 26 August 2014 between, amongst others, Seadrill Limited as borrower and DNB Bank ASA as agent;

3.
USD450,000,000 senior secured credit facility agreement originally dated 13 December 2013 between, amongst others, Seadrill Eminence Ltd as borrower and Danske Bank A/S as agent (the “USD 450m Eminence Facility Agreement”);

4.
USD360,000,000 senior secured credit facility agreement originally dated 9 April 2013 between, amongst others, Asia Offshore Rig 1 Ltd, Asia Offshore Rig 2 Ltd and Asia Offshore Rig 3 Ltd as borrowers and ABN AMRO Bank N.V. as agent;

5.
USD400,000,000 senior secured credit facility agreement originally dated 8 December 2011 between, amongst others, Seadrill Limited as borrower and Nordea Bank Norge ASA as agent (the “USD 400m Seadrill Facility Agreement”);

6.	USD950,000,000 senior secured credit facility agreement originally dated 26 January 2015 between, amongst others, Seadrill Limited as borrower and Nordea Bank AB, London Branch as agent;

7.	USD300,000,000 senior secured credit facility agreement originally dated 16 July 2013 between, amongst others, Seadrill Limited as borrower and DNB Bank ASA as agent;

8.
USD1,450,000,000 senior secured credit facility agreement originally dated 20 March 2013 between, amongst others, Seadrill Vela Hungary Kft and Seadrill Tellus Ltd as borrowers and ING Bank N.V. as agent;

9.
USD1,500,000,000 senior secured credit facility agreement originally dated 30 July 2014 between, amongst others, Seadrill Neptune Hungary Kft, Seadrill Saturn Ltd and Seadrill Jupiter Ltd as borrowers and Nordea Bank Finland Plc, London Branch as agent;

10.
USD2,000,000,000 senior secured credit facility agreement originally dated 15 April 2011 between, amongst others, North Atlantic Drilling Ltd as borrower and DNB Bank ASA as agent (the “USD 2bn NADL Facility Agreement”, and together with the USD 450m Eminence Facility Agreement and the USD 400m Seadrill Facility Agreement, the “Maturing Facility Agreements”);

11.
USD1,750,000,000 senior secured credit facility agreement originally dated 30 September 2013 between, amongst others, Sevan Brasil Ltd, Sevan Driller Ltd, Sevan Louisiana Hungary Kft, Sevan Drilling Pte Ltd, Sevan Drilling Rig II Pte Ltd and Sevan Drilling Rig V Pte Ltd as borrowers and ING Bank N.V. as agent;

12.	USD450,000,000 senior secured credit facility agreement originally dated 26 August 2015 between, amongst others, Seadrill Limited as borrower and Nordea Bank AB, London Branch as agent; and

13.	USD420,000,000 term loan and revolving credit facility agreement originally dated 28 December 2012 between, amongst others, Seadrill Polaris Ltd as borrower and DNB Bank ASA as agent, each as amended and/or restated from time to time including pursuant to the extension approval letters and the waiver approval letters dated 28 April 2016.

Form of Approval Letter
[On the letterhead of ING Bank N.V.]
To:    Seadrill Limited
c/o Seadrill Management Ltd
2nd Floor, Building 11
Chiswick Business Park
566 Chiswick High Road
London W4 5YS
United Kingdom
Attn:     Jonas Ytreland
__________________ 2017
USD1,450,000,000 senior secured credit facility agreement originally dated 20 March 2013 (as amended from time to time) between, among others, Seadrill Tellus Limited and Seadrill Vela Hungary Kft. as borrowers and ING Bank N.V. as agent (the “Facility Agreement”)

1.
We refer to the Facility Agreement and your letter to us dated [date] (the “Request Letter”). Capitalised terms used in this letter shall, unless otherwise stated, have the same meaning as assigned to them in the Request Letter or the Facility Agreement (as applicable).

2.	In the Request Letter you requested Required Lenders’ consent to:

(A)
the amendment of (i) the longstop date of 30 April 2017 in paragraph 4(a)(v) of the Waiver Approval Letter and the reference to 30 April 2017 in paragraph 5 of the Waiver Approval Letter, to 31 July 2017; (ii) certain of the amendments to the Facility Agreement set out in Schedule 1 to the Waiver Approval Letter; and (iii) the definition of “Deferral Date” in Schedule 3 to the Waiver Approval Letter; and

(B)
the amendment of certain provisions of the USD 450m Eminence Facility Agreement, the USD 400m Seadrill Facility Agreement and the USD 2bn NADL Facility Agreement in relation to an extension of the tenor of each of the USD 450m Eminence Facility Agreement, the USD 400m Seadrill Facility Agreement and the USD 2bn NADL Facility Agreement and the payment of fees in respect of such extensions.

3.
Subject to the Parent (for itself and on behalf of the other Obligors pursuant to clause 2.3 (Parent’s Authority) of the Facility Agreement) countersigning this letter, we, the undersigned, acting as Agent with the consent and authorisation of the Required Lenders hereby:

(A)
consent to Request A on the terms set out in the Request Letter, including (i) the condition to the effectiveness of the amendments set out in paragraph 7 of the Request Letter and (ii) the extension of the consent provided pursuant to the Esmeralda Consent Request Letter to disapply potential defaults or events of default in clause 25.5 of the Facility Agreement related to the Esmeralda

Dispute (as defined in the Esmeralda Consent Request Letter) and any consequences of the Esmeralda Dispute under the FMM Esmeralda Facility Agreement, the FINIMP Esmeralda Facility Agreement, the FINIMP Standby L/C, clause 24.5 (Cross default) of the PLSV I Facility and clause 24.5 (Cross default) of the PLSV II Facility (each as defined in the Esmeralda Consent Request Letter) until the later of (i) 31 July 2017 and (ii) such later date (if any) to which the Agent may extend that date pursuant to the terms of the Waiver Approval Letter (as amended), pursuant to paragraph 8(B) of the Request Letter;

(B)
confirm that the Required Lenders have confirmed that, with effect from the effectiveness of the amendments to the Waiver Approval Letter pursuant to Request A, proposing, discussing, negotiating, agreeing and/or implementing any amendment request made by the Parent or any other person at any time prior to 31 July 2017 which involves negotiations with creditors with a view to rescheduling indebtedness will not be considered to constitute a Default under clause 25.6 (Insolvency) of the Facility Agreement;

(C)	consent to Request B; and

(D)
confirm that the Required Lenders waive any and all rights, powers or remedies they may have to take any action under or in connection with the Facility Agreement as a result of or in relation to the proposal, sanction or implementation of any schemes of arrangement in respect of the Maturing Facility Extensions.

4.
In consideration for and with effect from the date of the amendments to the Waiver Approval Letter made pursuant to Request A, the Parent undertakes to the Agent on behalf of the Finance Parties, which undertaking shall be considered given by the Parent’s acceptance of the terms set out in this letter, that (save as the Agent (acting on the instructions of the Required Lenders) may otherwise agree in writing) it shall use its reasonable endeavours to cooperate with the Co-Com and Co-Com Advisors in relation to contingency planning in case a consensual restructuring is not achievable, including in relation to any scheme of arrangement or chapter 11 proceedings initiated by the Parent and/or any other member of the Group, subject always to the fiduciary and other duties of the boards of directors of the Parent and other members of the Group.

5.
Save as consented to pursuant to this letter, nothing in this letter and no failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents, will or is intended to operate or be construed as a waiver, abandonment or variation of, or as prejudicing, diminishing or otherwise adversely affecting, any present or future rights and remedies of any of the Finance Parties under the Finance Documents or any of the Finance Parties’ rights or remedies generally, which rights and remedies remain and shall continue in full force and effect.

6.
Except as expressly consented to pursuant to this letter or amended pursuant to the Waiver Approval Letter as amended by this letter, the provisions of the Finance Documents including the Facility Agreement, the Security Documents and the Waiver Approval Letter shall continue in full force and effect.

7.	This letter may be executed in counterparts each of which, when taken together, shall constitute one and the same agreement.

8.
This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Norwegian law. Any disputes resulting from this letter will be resolved in accordance with the terms of the Facility Agreement applicable to dispute resolution. These terms are incorporated into this letter by reference as if set out in full in this letter.

Yours sincerely,

…………………………….
ING Bank N.V.

We as Parent on our own behalf and on behalf of the other Obligors as agent pursuant to clause 2.3 (Parent’s Authority) of the Facility Agreement acknowledge receipt of and consent and agree to the terms set out in this letter.

…………………………
Seadrill Limited